Exhibit 99.1

MAKO Surgical Corp. Reports Operating Results for the Second Quarter 2009

Highlights

Second quarter revenue totaled $14.9 million

All RIO® system upgrades completed, associated deferred revenue recognized

Commercial installed base increased to 23 RIO systems

RIO system enables RESTORIS® MCK uni and bicompartmental knee procedures

MAKOplasty® procedure volume up 35% from first quarter 2009

FORT LAUDERDALE, FL – (GLOBENEWSWIRE) — August 4, 2009—MAKO Surgical Corp. (NASDAQ:MAKO), a medical device company that markets both its RIO® robotic arm interactive orthopedic surgical platform and proprietary RESTORIS® implants for minimally invasive orthopedic knee procedures known as MAKOplasty®, today announced its operating results for the quarter ended June 30, 2009.

Recent Business Developments

RIO® System Upgrades – Following the commercial release of the RIO system in the first quarter of 2009, MAKO upgraded the remaining thirteen of its TGSTM MAKOplasty sites from TGS units to RIO systems and recognized the associated previously deferred revenue in the quarter. As of June 30, 2009, all of the TGS customer sites have been upgraded to RIO systems and the related deferred revenue has been recognized.

RIO Systems – Three RIO systems were installed and customer accepted at commercial sites during the second quarter. These new sites brought the total number of MAKO’s commercial MAKOplasty sites to twenty-three as of June 30, 2009.

MAKOplasty Procedure Volume – During the second quarter, 358 MAKOplasty procedures were performed, representing a 35% increase over the first quarter of 2009 and a 156% increase over the second quarter of 2008. A total of 623 MAKOplasty procedures have been performed in 2009 and 1,405 procedures have been performed since the first procedure in June 2006.

Clinical Education – MAKO attended one major orthopedic meeting and three specialty meetings during the quarter and held two BioSkills courses, which are designed to bring together current and prospective MAKOplasty surgeons to share best practices.

“We are pleased with our operating results for the second quarter,” said Maurice R. Ferré, M.D., President and Chief Executive Officer of MAKO.  “The 358 MAKOplasty procedures performed by our customers and the addition of three new commercial sites represent a continuation of the adoption trends we experienced in the first quarter of 2009. In addition, we achieved a major milestone with the upgrade of all our remaining TGS MAKOplasty sites from TGS units to our next generation RIO system, which enables our customers to utilize our RESTORIS MCK uni and bicompartmental implant system and which we believe demonstrates our expanded production and field service capabilities.”

2009 Second Quarter Financial Review

Revenue was $14.9 million in the second quarter of 2009 compared to $0.7 million in the second quarter of 2008. The revenue in the second quarter of 2009 was primarily generated from the recognition of deferred system revenue upon the upgrade of thirteen TGS MAKOplasty sites from TGS units to RIO systems (approximately $8.8 million in revenue), the sale of three RIO systems (approximately $2.3 million in revenue), and 358 MAKOplasty procedures performed in the quarter (approximately $1.7 million in revenue). Additionally, MAKO delivered the remaining supporting instrumentation for the three RIO system sales that were installed and customer accepted in the first quarter of 2009 and, accordingly, recognized the deferred $2.0 million of revenue associated with those RIO system sales. Upon the recognition of the deferred revenue associated with the TGS to RIO upgrades, MAKO also recognized the associated deferred cost of revenue of approximately $2.6 million.

Operating expenses were $11.1 million in the second quarter of 2009 compared to $8.0 million in the second quarter of 2008. The increase in operating expenses is primarily attributable to an increase in sales and marketing activities for the continued expansion of the direct sales force and commercialization of the RIO system and RESTORIS implant products and an increase in general and administrative costs as MAKO continued to build infrastructure to support growth and incurred costs associated with operating as a public company.

Net loss attributable to common stockholders for the three months ended June 30, 2009 was $6.4 million, including non-cash stock-based compensation expense of $1.0 million, or $(0.26) per basic and diluted share, based on average basic and diluted shares outstanding of 24.8 million. This net loss compares to a net loss attributable to common stockholders for the same period in 2008 of $7.6 million, including non-cash stock-based compensation expense of $0.6 million, or $(0.42) per basic and diluted share, based on average basic and diluted shares outstanding of 18.1 million.

Cash, cash equivalents and investments were $35.7 million as of June 30, 2009, compared to $63.6 million as of December 31, 2008.

2009 Six-Month Financial Review

For the six months ended June 30, 2009, revenue was $18.6 million, primarily generated from the recognition of deferred revenue associated with the seventeen TGS units that were upgraded to RIO systems, the sale of six RIO systems, and 623 MAKOplasty procedures performed during the period. The net loss attributable to common stockholders for the six month period was $15.3 million, resulting in a net loss per common share of $(0.62) in the six-month period ended June 30, 2009, compared to a net loss attributable to common stockholders of $16.6 million or $(1.20) per common share in the same period in 2008. Net loss attributable to common stockholders in 2008 included non-cash charges for accretion and dividends on preferred stock of $0.6 million which ceased upon the conversion of the preferred stock into common stock upon the closing of MAKO’s initial public offering during the first quarter of 2008.

Conference Call

MAKO will host a conference call today at 4:30 pm EDT to discuss its second quarter of 2009 results. To listen to the conference call, please dial 800-289-0569 for domestic callers and 913-312-1301 for international callers approximately ten minutes prior to the start time. To access the live audio broadcast or the subsequent archived recording, visit the Investor Relations section of MAKO’s website at www.makosurgical.com.

About MAKO Surgical Corp.

MAKO Surgical Corp. is a medical device company that markets both its RIO® Robotic-Arm Interactive Orthopedic system and its proprietary RESTORIS® implants for minimally invasive orthopedic knee procedures. The MAKO RIO is a surgeon-interactive tactile surgical platform that incorporates a robotic arm and patient-specific visualization technology and prepares the knee joint for the insertion and alignment of MAKO's resurfacing RESTORIS implants through a minimal incision. The FDA-cleared RIO system allows surgeons to provide a precise, consistently reproducible tissue-sparing, bone resurfacing procedure called MAKOplasty® to a large, yet underserved patient population suffering from early to mid-stage osteoarthritic knee disease. MAKO has an intellectual property portfolio of more than 250 licensed or owned patents and patent applications relating to the areas of robotics, haptics, computer assisted surgery and implants. Additional information can be found at www.makosurgical.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements related to expectations, goals, plans, objectives and future events. MAKO intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Reform Act of 1995. In some cases, forward-looking statements can be identified by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements are based on the current estimates and assumptions of our management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause actual results to differ materially from those indicated by forward-looking statements, many of which are beyond MAKO’s ability to control or predict. Such factors, among others, may have a material adverse effect on MAKO’s business, financial condition and results of operations and may include the potentially significant impact of a further or continued economic downturn on the ability of MAKO’s customers to secure adequate funding to buy MAKO’s products or cause MAKO’s customers to delay a purchasing decision, changes in competitive conditions and prices in MAKO’s markets, unanticipated issues relating to product releases, decreases in sales of MAKO’s principal product lines, increases in expenditures related to increased governmental regulation of MAKO’s business, unanticipated issues in securing regulatory clearance or approvals for upgrades or changes to MAKO’s products, unanticipated issues associated with any healthcare reform that may be enacted, loss of key management and other personnel or inability to attract such management and other personnel and unanticipated intellectual property expenditures required to develop and market MAKO’s products. These and other risks are described in greater detail under “Risk Factors” in MAKO’s periodic reports filed from time to time with the Securities and Exchange Commission. Given these uncertainties, undue reliance should not be placed on these forward-looking statements. MAKO does not undertake any obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

“MAKOplasty®,” “RESTORIS®,” “RIO®,” “Tactile Guidance System™” and “TGS™,” as well as the “MAKO” logo, whether standing alone or in connection with the words “MAKO Surgical Corp.” are trademarks of MAKO Surgical Corp.

Condensed Statements of Operations (unaudited) (in thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Revenue:
Products	$1,669	$579	$2,824	$993
Systems – RIO	4,294	―	4,294	―
Systems – TGS, previously deferred	8,807	―	11,297	―
Service and other	134	125	216	208
Total Revenue	14,904	704	18,631	1,201
Cost of revenue:
Products	1,026	244	1,555	384
Systems – RIO	2,448	235	2,700	466
Systems – RIO upgrades	3,970	―	5,183	―
Systems – TGS, previously deferred	2,634	―	3,606	―
Service and other	204	1	310	1
Total cost of revenue	10,282	480	13,354	851
Gross profit	4,622	224	5,277	350
Operating costs and expenses:
Selling, general and administrative	7,434	5,119	14,205	9,767
Research and development	3,090	2,485	5,603	6,094
Depreciation and amortization	589	425	1,067	847
Total operating costs and expenses	11,113	8,029	20,875	16,708
Loss from operations	(6,491)	(7,805)	(15,598)	(16,358)
Interest and other income	67	241	289	401
Interest and other expenses	―	(1)	―	(109)
Net loss	$(6,424)	$(7,565)	$(15,309)	$(16,066)
Net loss attributable to common stockholders	$(6,424)	$(7,565)	$(15,309)	$(16,631)
Net loss per basic and diluted share attributable to common stockholders	$(0.26)	$(0.42)	$(0.62)	$(1.20)
Basic and diluted weighted average common shares outstanding	24,806	18,106	24,774	13,809

Selected Balance Sheet Data (unaudited) (in thousands)
	June 30, 2009	December 31, 2008

Cash, cash equivalents and investments	$35,711	$63,624
Deferred cost of revenue	―	3,608
Total assets	60,466	86,533

Deferred revenue	152	11,589
Long-term debt	―	―
Additional paid-in capital	148,309	146,607
Accumulated deficit	(95,481)	(80,172)
Total stockholders’ equity	52,919	66,514

CONTACT:

Investors:

MAKO Surgical Corp.

Susan M. Verde

954-927-2044 x349

sverde@makosurgical.com

or

Westwicke Partners

Mark Klausner

443-213-0500

mark.klausner@westwicke.com

Source: MAKO Surgical Corp.